EXHIBIT 10.2 TO RECOTON
                               FORM 8-K FOR EVENT
                             OCCURRING JUNE 23, 1996

              AMENDED AND RESTATED EXCLUSIVE WORLD-WIDE LICENSE AND
            OPTION TO SELL AND OPTION TO PURCHASE PROPRIETARY RIGHTS


     THIS AMENDED AND RESTATED AGREEMENT made by and entered into as of the 3rd day of January, 1996, by and between International Jensen Incorporated, a Delaware corporation, with its principal place of business at 25 Tri-State International Office Center, Suite 400, Lincolnshire, IL 60069 ("Jensen") and Recoton Corporation, a New York corporation, with its principal place of business at 2950 Lake Emma Road, Lake Mary, FL 32746 ("Recoton").

                              W I T N E S S E T H:

    WHEREAS, Jensen is the owner of the trademarks "Acoustic Research" and "AR" and certain other trademarks (registered or unregistered), trademark applications, service marks, trade names, copyrights, trade secrets, and similar intangible rights associated with such trademarks, including the marks and other rights described on Exhibit "A", and the good will associated therewith, whether or not reflected on the books and records of Jensen (collectively, the "Intellectual Property Rights"); and

     WHEREAS, Jensen and Recoton entered into an agreement captioned "EXCLUSIVE WORLD-WIDE LICENSE AND OPTION TO SELL AND OPTION TO PURCHASE PROPRIETARY RIGHTS" effective as of January 3, 1996 (the "License and Option Agreement") pursuant to which Jensen granted to Recoton, inter alia, an option to purchase the trademarks "Acoustic Research" and "AR" (the "Marks") from Jensen and Recoton granted to Jensen an option to sell the Marks to Recoton under certain conditions;

     WHEREAS, the License and Option Agreement was amended on or about May 9, 1996 pursuant to a written amendment;

     WHEREAS, the parties desire to further amend the License and Option Agreement.

     NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, the parties mutually agree to amend and restate the License and Option Agreement, as previously amended, to read as follows:

     1.  License of Proprietary Rights.

     (a) Jensen herewith grants to Recoton an exclusive worldwide license of the Intellectual Property Rights (the "License") in consideration of a payment of a License Fee (as provided for in Section 5, below) by Recoton to Jensen during the term of the License. The License shall commence upon the date hereof and expire upon the earlier of (i) the Effective Time as defined in the Plan and Agreement of Merger between, inter alia, Recoton and Jensen dated the date hereof (the "Merger Agreement") or (ii) the date of the exercise of either the Purchase Option (as defined below) or the Sale Option (as defined below) (the Purchase Option and the Sale Option sometimes being referred to collectively as the "Options") or (iii) December 31, 2000 (the "Termination Date"). As used throughout this Agreement, the period from January 1 (January 3 for 1996) through December 31 of each year during the term of this Agreement is referred to herein as an "Annual Period."

     2.  Option to Purchase and Option to Sell the Proprietary Rights.

     (a) Jensen herewith grants to Recoton an option to purchase all of the Intellectual Property Rights together with the goodwill associated therewith on a world-wide basis from Jensen (the "Purchase Option"), exercisable by Recoton on at least five days prior written notice given at any time after the date hereof such that the purchase shall occur at a time stated (the "Purchase Date") prior to the Termination Date. In consideration of the grant of the Purchase Option, Recoton shall pay Jensen a fee of $4,000 per month from the date hereof until exercise of either of the Options or until the Termination Date.

     (b) Recoton herewith grants to Jensen an option to sell all of the Intellectual Property Rights together with the goodwill associated therewith on a world-wide basis to Recoton (the "Sale Option"), exercisable by Jensen at any time after the termination of the Merger Agreement and before the Termination Date. The sale shall occur on the later of the fifth business day following the day upon which the Merger Agreement is terminated or the second business day following the exercise of the Sale Option (the "Purchase Date"). In consideration of the grant of the Sale Option, Jensen shall pay Recoton a fee of $4,000 per month from the date hereof until exercise of either of the Options or until the Termination Date.

     (c) On the Purchase Date, Recoton shall pay to Jensen $3.5 million (the "Purchase Price") by wire transfer or by certified check and Jensen shall execute and deliver to Recoton the Assignment of Trademarks and Assignment of Copyrights and, if applicable, the Assignment of Patents attached hereto as Exhibits "B", "C" and "D" respectively. All assets of Jensen other than the Intellectual Property Rights are specifically excluded from the assets subject to the Options.

     3. Extension of Term of License and Options. If any dispute should arise between Jensen and Recoton during the term of the License or the Option regarding or otherwise affecting the ability of Recoton or Jensen to exercise one or both of the Options, or regarding the validity of the License, the License shall remain in full force and effect notwithstanding any such dispute, and the License and the Options shall otherwise continue on the terms and conditions set forth herein, until the earlier of resolution of such dispute by the parties or the expiration of 30 days following the time within which to appeal any final judgement in any litigation arising from such dispute has lapsed (the "Extended Termination Date") and all references herein to the Termination Date shall be deemed references to the Extended Termination Date.

     4.  Termination

     (a) This Agreement shall continue until the end of the term provided in
Section 1 except that Jensen may at any time, immediately upon written notice to Recoton, terminate this Agreement upon the occurrence of any of the following events:

               (1) Recoton (i) becomes subject to a receiver or trustee, (ii) becomes insolvent, (iii) becomes subject to an involuntary petition under the United States Bankruptcy Act, as amended, for whatever reason, or (iv) makes an assignment for the benefit of its creditors and any of the foregoing exists for more than 30 days, and Recoton or any person or entity acting in its behalf fails to provide Jensen with adequate assurance, as reasonably determined by Jensen, of Recoton's ability to fully perform its obligations under this Agreement within 30 days of any of the above-mentioned acts or events;

               (2) Recoton materially breaches or fails to perform any material obligation under this Agreement and such breach or failure continues for 30 days (or such other extended time as may be agreed upon between the parties) after receiving written notice from Jensen of such breach or failure; or

               (3) any warranty or representation made by Recoton under Section 9 is materially false or misleading.

          Any such termination by Jensen shall be without prejudice to any of Jensen's other rights or remedies.

     (b) If the License should terminate other than pursuant to exercise of the Options or effectiveness of the merger pursuant to the Merger Agreement, Recoton shall cease manufacturing products bearing the licensed trademarks and refrain from further use of the Intellectual Property Rights; provided, however, that Recoton shall, for a period of 12 months following the date of said termination have the right to continue to sell products manufactured prior to such termination bearing the licensed trademarks and use related advertising, promotion and packaging materials on a non-exclusive basis.

     5.  Royalties, Records and Reports

        (a) For the rights and privileges granted under the License, Recoton shall pay Jensen, in the manner hereinafter provided, the following royalties:

          (i) For the first Annual Period of this Agreement, royalties of $10,000 per month, due by the tenth day of the succeeding month.

          (ii) For the balance of the term of this Agreement, a sum equal to the greater of (i) $10,000 per month (the "Minimum Royalty"), or (ii) four percent (4%) of Net Shipments (the "Earned Royalties"). As used throughout this Agreement, the term "Net Shipments" shall mean the aggregate of the gross invoiced amounts of articles subject to this License (the "Licensed Products") which are sold, shipped, distributed, and/or provided by Recoton, less (1) refunds, credits, and allowances made or allowed by Recoton to customers with respect to Licensed Products, (2) freight charges paid by Recoton and (3) sales and excise taxes paid by Recoton.

     (b) The Minimum Royalty for each month during the terms of this Agreement ending after January 1, 1997 shall be paid by the tenth day of the succeeding month. Within 30 days of the end of each calendar quarter ending after January 1, 1997, Recoton shall deliver to Jensen a report, giving such particulars of the business conducted by Recoton and its affiliates during the preceding three months under this Agreement as are required for a determination of Earned Royalties due under this Agreement. The information in such reports shall be held in confidence by Jensen and shall not be disclosed to any other person or used for any purpose other than to verify the activities of Recoton under this Agreement. Simultaneously with the delivery of such report, Recoton shall pay to Jensen the Earned Royalties under this Agreement for the periods covered by such report less the Minimum Royalties for the months in such quarterly period previously paid or paid therewith. If no Earned Royalties are due, the report shall so state. The excess of Minimum Royalties for any quarterly period over the Earned Royalties for such quarterly period shall be credited to any future payments of Earned Royalties during such Annual Period.

     6.  Books and Records

     (a) Recoton shall keep true and accurate books of account containing all particulars which may be necessary for the purpose of showing the amounts due and payable to Jensen. Such books of account shall be kept at Recoton's principal place of business. Said books and the supporting data shall be open at reasonable times for three years following the end of the Annual Period to which they pertain for the inspection of an independent certified public accountant retained by Jensen and reasonably acceptable to Recoton for the purpose of verifying Recoton's royalty statements. If any underpayment is in excess of five percent (5%) and $10,000, the cost of any such review by Jensen's independent certified public accountant shall be borne by Recoton.

     (b) Jensen and Recoton shall require any public accountant retained by Jensen to hold in confidence any information the public accountant obtains from such inspection, except to the extent of verifying to Jensen the correctness of Recoton's reports and royalty payments as provided herein, and Jensen shall not disclose to any competitor of Recoton the amount of the Earned Royalties, sales or any other information provided by Recoton to Jensen in said reports except as expressly required by applicable law, rule or regulation.

     7.  Terms of License or Sale

     (a) The Intellectual Property Rights are being licensed or, if either of the Options is exercised, sold by Jensen to Recoton free and clear of all debts, mortgages, pledges, liens (including without limitation federal, state, and local tax liens), taxes, claims, defaults, assessments, fines, penalties, charges, security interests, encumbrances, options or other restrictions (whether matured or unmatured) (together, the "Restrictions").

     (b) Jensen shall pay any applicable sales, gains, documentary, use, filing, transfer and similar taxes payable as a result of the licensing or, if either of the Options is exercised, sale of the Intellectual Property Rights and file all appropriate returns related thereto. Recoton shall reasonably cooperate in the preparation of such returns, if necessary and, if required, sign such returns if true and complete. All taxes on, or measured by, the net income or revenues of Recoton or Jensen (including, without limitation, income, gross receipts, and net-worth taxes) imposed or levied by, or payable to, any federal, state, or local taxing authority shall be paid or payable by the party upon which such taxes are imposed or levied.

     (c) Jensen shall promptly execute and deliver from time to time at the request and expense of Recoton all such further instruments and further assurances as may be required in order to effect the license to, or, if either of the Options is exercised, the sale to, Recoton of, and the right to use and enjoy, the Intellectual Property Rights.

     (d) During the term of the License, the nature and quality of all products manufactured by Recoton bearing the licensed trademark shall conform to or exceed the quality of those speakers and consumer electronic products, as appropriate, held in the inventory of Jensen as of January 1, 1996 which used the Acoustic Research brand.

     8. Representations and Warranties of Jensen. Jensen represents and warrants to Recoton as follows:

     (a) Jensen has the corporate power to execute and deliver this Agreement and has taken all action required by law, its Certificate of Incorporation, its By-Laws or otherwise to authorize such execution and delivery; this Agreement has been, and the other agreements to be executed pursuant to this Agreement by Jensen will be, duly executed and delivered by Jensen; and this Agreement is a valid and binding agreement, and all such agreements will be valid and binding agreements, of Jensen enforceable in accordance with the terms thereof.

     (b) Neither the execution and delivery of this Agreement nor the performance of its terms will conflict with, be a breach of, or constitute a default under, any agreement or instrument to which Jensen is a party.

     (c) To the best of Jensen's knowledge, the Intellectual Property Rights which are trademark or copyright registrations are valid, in good standing, and are not involved in any interferences, litigation, oppositions, or cancellation proceedings, and are owned by Jensen, free and clear of all liens, encumbrances, equities, or claims. Jensen owns or has the right to use, without payment to any other party, trademarks, trade names, service marks, copyrights and applications therefor referred to in such Exhibit A (all of which are being licensed herewith), and the consummation of the transactions contemplated hereby will not alter or impair such rights in any material respect. Jensen has no patents or patent rights covering the products which are currently used in connection with the Intellectual Property Rights. Jensen is not a licensor or licensee in respect of any Intellectual Property Rights, nor has it granted any rights thereto or interest therein to any person or entity. No claims are pending or threatened by any person with respect to the ownership, validity, enforceability, or use of any such Intellectual Property Rights challenging or questioning the validity or effectiveness of any of the foregoing.

        9. Representations and Warranties of Recoton. Recoton represents and warrants to Jensen as follows:

     (a) Recoton has the corporate power to execute and deliver this Agreement and has taken all action required by law, its Certificate of Incorporation, its By-Laws or otherwise to authorize such execution and delivery; this Agreement has been, and the other agreements to be executed pursuant to this Agreement by Recoton will be, duly executed and delivered by Recoton; and this Agreement is a valid and binding agreement, and all such agreements will be valid and binding agreements, of Recoton enforceable in accordance with the terms thereof.

     (b) Neither the execution and delivery of this Agreement, nor the performance of its terms, will conflict with, be a breach of or constitute a default under any agreement or instrument to which Recoton is a party.

     10. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter contained herein and no modification or addition hereto shall be binding unless in writing and signed by both parties.

     11. Parties in Interest. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto, and their respective heirs, representatives and permitted assigns.

     12. Expenses. Except as otherwise provided in this Agreement, Jensen and Recoton shall pay their own expenses incidental to the carrying out of this Agreement, including all fees and expenses of counsel and accountants.

     13. General Laws; Service of Process. This Agreement shall be governed by the laws of the State of New York without reference to its choice-of-law rules. Service of process may be made upon each of the parties hereto by using the notification procedure set forth in Section 17. All disputes that arise with respect to this Agreement shall be brought only in the Federal District Court located in or having jurisdiction for New York County, New York or in a state court in and for New York County, New York. To the fullest extent permitted by law, the parties hereby waive all rights to a trial by jury in connection with this Agreement. By execution and delivery of this Agreement, each of the parties accepts for himself or itself the jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.

     14. Survival. All warranties, representations, and covenants made by each party in or pursuant to this Agreement shall survive for the benefit of the other parties notwithstanding the significance thereof or any examination, examination opportunity or knowledge (whether implied or actual).

     15. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     16. Execution in Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

     17. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                    (a) If to Recoton, to:

                             c/o Recoton Corporation
                               2950 Lake Emma Road
                               Lake Mary, FL 32746
                            Attn: Stuart Mont, Chief
                                Operating Officer

                                 with a copy to:

                            Stroock & Stroock & Lavan
                                7 Hanover Square
                               New York, NY 10004
                          Attn: Theodore S. Lynn, Esq.

                    (b) If to Jensen, to:

                              International Jensen
                                  Incorporated
                           25 Tri-State International
                                  Office Center
                                    Suite 400
                             Lincolnshire, IL 60069
                             Attn: Marc T. Tanenberg

                                 with a copy to:

                            Vedder, Price, Kaufman &
                                    Kammholz
                            222 North LaSalle Street
                             Chicago, IL 60601-1003
                           Attn: John R. Obiala, Esq.

Notice of any change in any such address shall be given in the manner set forth above. Whenever the giving of notice is required, the giving of such notice may be waived by the Party entitled to receive such notice. Notice shall be effective upon receipt.

     18. Further Assurances. Recoton and Jensen shall execute all documentation necessary or appropriate to effect the agreements set forth in this Agreement, including without limitation any assignment of patents or patent rights if the representation regarding the lack of patents made in Section 8(c) is incorrect.

     19. Assignment. No party may assign its rights or obligations hereunder without the written consent of the other parties.

     20. Exhibits. References to Exhibits and Schedules shall be references to the exhibits of, and schedules, to this Agreement. Such Exhibits and Schedules, whether attached to or provided subsequent to the execution of, this Agreement form an integral part of this Agreement and are hereby incorporated in this Agreement.

     21. Enforceability. If any provision of this Agreement is held illegal, invalid or unenforceable, such illegality, invalidity or unenforceability will not affect any other provision hereof. This Agreement shall, in such circumstances, be deemed modified to the extent necessary to render enforceable the provisions hereof.

     22. Costs of Collection. Each party shall pay all costs of litigation, including reasonable attorney's fees, incurred by the other party in successfully enforcing any provision of this Agreement.

     23. Waiver. The failure of any party to insist upon strict performance of any of the terms or conditions of this Agreement will not constitute a waiver of any of its rights hereunder.

     24. Right to Offset. Payments due under this Agreement or any other agreements between Recoton (or any affiliate thereof) and Jensen (or any affiliate thereof) may, at the election of either party, be set off against each other including by way of (but not limited to) cancellation of outstanding notes. If the provisions of Section 3 hereof are applicable and the terms of the License and Options are extended thereunder, payments otherwise due from Jensen (or any affiliate thereof) to Recoton (or any affiliate thereof) at any time up to the amount of the Purchase Price shall not be due and payable until the earlier of payment of the Purchase Price by Recoton to Jensen or the Extended Termination Date.

     25. Remedies. If any party shall fail to make payment in full of any fees due pursuant to Section 2 or Section 5(a)(i), such failure shall not give the other party the right to terminate this Agreement unless such payment has not been made within 30 days after entry of a final judgment requiring such payment.

     IN WITNESS WHEREOF, the parties have hereto executed this Agreement on the 23rd day of June, 1996 as of the date set forth above.


                                    INTERNATIONAL JENSEN
                                    INCORPORATED
Witnesses:

______________________              By: /s/ Marc T. Tanenberg
                                       --------------------------
                                        Marc T. Tanenberg
                                        Vice President and Chief
                                        Financial Officer



                                     RECOTON CORPORATION


______________________               By: Stuart Mont
                                         --------------------------
                                         Stuart Mont
                                         Executive Vice President
                                         and Chief Operating Officer

                         EXHIBIT A
                         ---------
TRADEMARKS REGISTRATIONS

    Trademark                  Country           Registration No.

    Acoustic Research          United States          1,778,708
    AR                         United States          1,430,911
    AR                         United States            927,195


    Additional trademarks are on attachment.

UNREGISTERED TRADEMARKS

    None

COPYRIGHT REGISTRATIONS AND APPLICATIONS

    None